Exhibit 99.1

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph Jaffoni, Ratula Roy
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000 or email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP TO DIVEST AN AM AND FM STATION

IN LAS VEGAS FOR $15.25 MILLION CASH

NAPLES, Florida and LAS VEGAS, Nevada, May 29, 2009 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster announced today it has entered into a definitive agreement with Silver State Communications LLC to sell KBET-AM 790 kHz and certain assets of KCYE-FM and KFRH-FM in Las Vegas for total consideration of approximately $15.25 million cash. Michael J. Bergner of Bergner & Co. acted as the exclusive broker in the transaction.

Under the terms of the agreement, in addition to acquiring KBET-AM, Silver State Communications will acquire the signal and frequency of KCYE-FM 104.3 MHz and certain assets of KFRH-FM 102.7 MHz. Beasley will retain ownership of the programming of KCYE-FM and, upon consummation of the transaction, will move the country music format of KCYE-FM, known as “The Coyote”, to KFRH-FM’s current dial position at 102.7 MHz.

Commenting on the agreement, Beasley Chairman and CEO, George Beasley, stated, “This transaction reflects our long-term commitment to the Las Vegas market as well as our focus on further de-leveraging our balance sheet. Upon completion of the transaction, Beasley Broadcast Group, Inc. will own three stations in Las Vegas including Coyote Country 102.7 KCYE-FM, Classic Hits 96.3 KKLZ-FM, and NewsTalk 720 KDWN-AM. Notwithstanding the current economic and market challenges, we continue to believe that Las Vegas remains one of the most vibrant and promising radio markets in the country and that our cluster will be well positioned as the economy and industry rebounds.”

Edward Stolz, President of Silver State Communications added, “The acquisition of KBET-AM and KFRH-FM marks Silver State’s entrée into the Las Vegas market, the nation’s 33rd largest radio market when ranked by revenue. We look forward to offering Las Vegas listeners entertaining programming and local and national advertisers effective on-air and online marketing solutions.”

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Beasley Broadcast Group, 5/29/09	page 2

Completion of the transaction, expected to close in the third quarter of 2009, is subject to FCC approval and other customary closing conditions.

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns or operates 44 stations (27 FM and 17 AM) located in eleven large- and mid-size markets in the United States.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: a continuation or worsening of the current economic downturn, regulatory changes, the effect of radio station acquisitions or dispositions that we may make, the loss of key personnel, a downturn in the performance of our radio stations, our substantial debt levels and changes in the radio broadcast industry generally. Our actual performance and results could differ materially because of these and other factors described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of May 29, 2009, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

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